Exhibit 99.1

China North East Petroleum Signs Binding Agreement to Acquire Oilfield in Inner Mongolia

HARBIN, CHINA and NEW YORK, NY, January 20, 2011 -- China North East Petroleum Holdings Ltd. (the “Company” or “NEP”) (NYSE Amex: NEP), a leading independent oil producing and oilfield services company in Northern China, today announced it entered into a binding agreement to acquire Sunite Right Banner Shengyuan Oil and Gas Technology Development Co., Ltd. (“Shengyuan”), an operator with exclusive oilfield exploration and drilling rights to the Durimu oilfield in Inner Mongolia.

China North East Petroleum is expected to pay a total consideration of $43.4 million consisting of RMB 70 million (approximately USD$10.6 million) in cash upon closing of the acquisition and 5.8 million shares of NEP restricted common stock in exchange for 100% ownership of Shengyuan. The Company’s Board of Directors approved the purchase price.  Shengyuan’s primary assets include three exploration wells and 24 years of exclusive drilling and exploration rights to a 175 square kilometer oilfield, called Durimu, located in Sunite Right Banner, Inner Mongolia.  The Company expects to finance the cash portion of the purchase price agreements from cash on hand.  Ralph E. Davis, an independent worldwide petroleum consultant based in Houston, Texas conducted a study of the Durimu oilfield in accordance with generally accepted petroleum engineering and evaluation principles in conformity with SEC definitions and guidelines.  The Company expects to close the intended acquisition by the end of its 2011 first quarter.

In 2010, Shengyuan signed a 25 year exclusive exploration agreement with Sunite Right Banner Jiangyuan Minging Co. Ltd. (“Jiangyuan”), a state-owned enterprise of the local government to drill in the Durimu oilfield in Inner Mongolia.  According to Ralph E. Davis, the proven oil reserve within this oilfield is approximately 1.55MM barrels.  According to a geologist study that PetroChina conducted, the Durimu oilfield has a geological reserve of approximately 77.5MM tons (approximately 573.5MM barrels); the recoverable reserve is approximately 25%, or 19.4MM tons (approximately 143.4MM barrels).  This same survey estimated that the number of wells drilled in this oilfield could exceed 2,000.  Shengyuan has drilled three exploration drills since 2010.

Mr. Jingfu Li, CEO of China North East Petroleum commented, "This intended acquisition represents an exciting new phase for our company that will better position NEP for accelerated oil production growth and long-term success.  We have been evaluating opportunities to expand our operations, secure additional oil reserves and seek better returns on our investment over the past year and believe Shengyuan represents a fantastic opportunity to develop NEP into a much larger independent, regional oil producer and oilfield services company in the coming years.  The size of the Durimu oilfield is nearly three times larger than the four oilfields we currently lease in PetroChina’s Jilin oilfield and it contains much larger oil extraction and drilling opportunities.  For example, Shengyuan achieves greater production yields from its three current exploration wells (approximately 30 barrels each per day during the initial testing period) than the 6-7 average barrels per day for each of our existing wells within our four current oilfields.

The Durimu oilfield belongs to Yanchang Petroleum Group (“Yanchang”), the fourth largest and qualified SOE for oil and gas exploration in China.  Shengyuan is qualified by Yanchang to manage the oil exploration and production activities in the Durimu oilfield.  We will benefit from the 24 years remaining on an exclusive exploration and drilling agreement to operate in the Durimu oilfield and Shengyuan has the first right of refusal to renew the lease at the end of its 25 year term.  Further, there is a more favorable royalty agreement in place when compared to our existing twenty year agreement to operate within our four current oilfields.

According to the terms of the 25 year lease, Shengyuan will accumulate 75% of all production revenue while 25% will be allocated to the SOE of Yanchang as a royalty payment.  Shengyuan will only be liable for the income tax of 75% of the oil production revenue.  There is no distribution risk as all oil produced by Shengyuan is required to be sold to refineries/buyers already qualified by Yanchang.

As a result of this intended acquisition, we will shift the focus of new wells drilled from our four fields within the Jilin oilfield to the Durimu oilfield over time.  Upon the close of this acquisition, we intend to conduct further seismic tests in the oilfield to gather more geo-data, and begin drilling exploration wells to test productivity within the oilfield.  As part of this effort, we plan to utilize 2-3 of our in-house drilling rigs to conduct the initial work.  This initial stage is expected to last approximately 12-18 months.  As we complete our first stage of testing in Durimu, we intend to shift into a second stage which is to aggressively drill in Durimu and increase overall production.  This will be done while maintaining current production levels within our four existing oilfields.

Assuming we close the Shengyuan acquisition in the coming weeks, we believe our cash reserve over the next 12-18 months, will trend lower by approximately 40%-50% based on an expected cash balance of approximately $60 million at the end of December 2010, to account for the acquisition, seismic testing and exploration work. After this period, we expect our investment in Dirumu to generate greater returns and stable cash flows from increased oil production and revenue coming from this new oilfield. Further, our current four oilfields will also be a steady contributor to our operating cash flows.”

We are excited with the opportunities related to our intended acquisition announced today and believe we have the knowledge and experience to scale production in the Durimu oilfield aggressively in the coming years.  Such efforts can further establish NEP as a major independent, regional oil producing and oilfield services company operating in China.  We look forward to updating shareholders on our overall developments in the coming weeks and months ahead.”

Valuation Analysis
The final acquisition price of $43.4 million, which NEP management recommended to the Board of Directors, compared with a value of $57 million for ownership of Shengyuan, or a 24% discount.  The acquisition price is comprised of $10.6 million (RMB 70 million) in cash and 5.8 million shares of restricted Company stock that carry a value of $32.8 million based on the 30 day trading average from December 6, 2010-January 7, 2011.

Based on tests performed by independent Houston, TX-based geological consulting firm, Ralph E. Davis, who has conducted SEC proven reserve studies for the Company for the past three years, the total proven reserves (“total P1”) are 1.54MM Barrels (based on the performance of the 3 existing exploration wells) and the PV10 (the estimated future gross revenue to be generated from the production of the proven reserves, net of estimated production and future development costs etc., with annual discount rate of 10%) is approximately $46.4MM.   This PV10 excludes the 25% royalty to the SOE.

According to a geologist study conducted by PetroChina, the Dirumu oilfield has a geological reserve of 77.5MM tons (approximately 573.5MM Barrels), the recoverable reserve is approximately 25% or 19.38MM tons (approximately 143.4MM Barrels). Further, PRC geologists suggest the number of optimal wells to be drilled exceeds 2,000.

ABOUT CHINA NORTH EAST PETROLEUM
China North East Petroleum Holdings Limited is an independent oil company that engages in the production of crude oil in Northern China. The Company is a pioneer in China's private oil exploration and production industry, and the first Chinese non-state-owned oil company trading on the NYSE Amex.

The Company has a guaranteed arrangement with the PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates four oilfields in Northern China. The Company also recently added an oil service subsidiary through its acquisition of Song Yuan Tiancheng Drilling Engineering Co. Ltd. (“Tiancheng”). For more information about the Company, please visit http://www.cnepetroleum.com .

Statements in this press release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including the impact of the restatement, timing of filings with the SEC and other statements that are not historical facts are forward-looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include delays and uncertainties that may be encountered in connection with the restatement, final audits and reviews by the Company and its auditors, and other risks described in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and its other filings with the SEC.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Investors should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement and the Company undertakes no duty to update any forward-looking statement.

For more information, please contact:

China North East Petroleum US office
Tel: +1-909-610-2212

China North East Petroleum Investor Relations Department
Tel:   +1-646-308-1707